EXHIBIT 5

[International Rectifier Corporation Letterhead]

May 19, 2006

International Rectifier Corporation

233 Kansas Street

El Segundo, California  90245

Re:                               Registration of Securities of International Rectifier Corporation

Ladies and Gentlemen:

In connection with the registration of up to an additional 4,500,000 shares of Common Stock of International Rectifier Corporation, a Delaware corporation (the “Company”), par value $1.00 per share (the “Shares”), and additional preferred share rights pursuant to the Rights Agreement, dated as of August 14, 1996, between the Company and ChaseMellon Shareholder Services, LLC, as Rights Agent (the “Rights”) under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares to be issued or delivered pursuant to the International Rectifier Corporation 2000 Incentive Plan, as amended (the “Plan”), you have requested my opinion set forth below.

In my capacity as counsel, I have examined originals or copies of those corporate and other records of the Company that I considered appropriate.

On the basis of such examination and my consideration of those questions of law I considered relevant, and subject to the limitations and qualifications in this opinion, I am of the opinion that:

(1)                                  the Shares and related Rights have been duly authorized by all necessary corporate action on the part of the Company;

(2)                                  when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, and upon payment for and delivery of the Shares as contemplated in accordance with the Plan, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable; and

(3)                                  when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, the Rights that accompany such shares of Common Stock will be validly issued.

I consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ DONALD R. DANCER
Donald R. Dancer